Exhibit 99.1

Chimerix Appoints Vicki Vakiener to Board of Directors

DURHAM, N.C., April 26, 2021 (GLOBE NEWSWIRE) -- Chimerix (NASDAQ:CMRX), a biopharmaceutical company focused on accelerating the development of medicines to treat cancer and other serious diseases, today announced the appointment of Vicki Vakiener to its Board of Directors, effective immediately. Ms. Vakiener currently serves as Chief Commercial Officer of Epizyme Inc.

“We are thrilled to welcome Vicki to our Board of Directors. She brings a tremendous amount of oncology commercial leadership experience to our Board as we advance our late stage programs,” said Mike Sherman, President and Chief Executive Officer of Chimerix. “The diversity of Vicki’s capabilities across every aspect of the commercial process, including multiple experiences building commercial organizations will be valuable to Chimerix as we grow into a fully integrated biotechnology company.”

I am delighted to be joining the Chimerix Board of Directors at this exciting stage of the company’s development. I look forward to working with my fellow directors to guide Chimerix as we strive to bring life-saving therapies to patients battling cancer and other serious diseases,” said Ms. Vakiener.

At Epizyme, Ms. Vakiener leads the company’s commercial efforts and has overseen the successful launch of Tazemetostat in two indications. During her more than 20 years of experience in oncology, Ms. Vakiener has held positions of leadership across Johnson & Johnson’s pharmaceuticals and diagnostics businesses. Most recently, Ms. Vakiener was the Vice President and Oncology Global Commercial Leader for Prostate Cancer at Janssen and led a cross-functional team to develop and execute the global commercial strategy for its portfolio of late stage and early pipeline compounds. She also previously served as the Vice President of Oncology Marketing at Janssen Oncology U.S., where she directed all marketing activities for ZYTIGA®, IMBRUVICA®, DARZALEX® and YONDELIS® and drove launch planning for ERLEADA® and ZEJULA®.

Ms. Vakiener received a B.S. in Biochemistry from Albright College.

About Chimerix

Chimerix is a development-stage biopharmaceutical company dedicated to accelerating the advancement of innovative medicines that make a meaningful impact in the lives of patients living with cancer and other serious diseases. Our three most advanced clinical-stage development programs are BCV, ONC201 and DSTAT. BCV is an antiviral drug candidate developed as a potential medical countermeasure for smallpox and is currently under review for regulatory approval in the United States. ONC201 is currently in a registrational clinical program for recurrent H3 K27M-mutant glioma and a confirmatory response rate assessment is expected later this year. DSTAT is in development as a potential first-line therapy in acute myeloid leukemia and as a potential treatment for acute lung injury in hospitalized COVID-19 patients.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements include those relating to, among other things, Chimerix’s growth and development. Among the factors and risks that could cause actual results to differ materially from those indicated in the forward-looking statements are risks that the current Phase 2 clinical trial data for ONC201 will not support accelerated, or any, regulatory approval; the anticipated benefits of the acquisition of Oncoceutics may not be realized; BCV may not obtain regulatory approval from the FDA or such approval may be delayed or conditioned; risks that Chimerix will not obtain a procurement contract for BCV in smallpox in a timely manner or at all; Chimerix’s reliance on a sole source third-party manufacturer for drug supply; risks that ongoing or future trials may not be successful or replicate previous trial results, or may not be predictive of real-world results or of results in subsequent trials; risks and uncertainties relating to competitive products and technological changes that may limit demand for our drugs; risks that our drugs may be precluded from commercialization by the proprietary rights of third parties; and additional risks set forth in the Company's filings with the Securities and Exchange Commission. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

CONTACT:
Investor Relations:
Michelle LaSpaluto
919-972-7115
ir@chimerix.com

Will O’Connor
Stern Investor Relations
will@sternir.com
212-362-1200